Exhibit 99.1
Pinnacle Airlines Reports Second Quarter 2007 Financial Results
MEMPHIS, TN — August 7, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) (“the “Company”) today reported second quarter 2007 net income and fully diluted earnings per share (“EPS”) of $7.7 million and $0.32, respectively. Net income was reduced by a non-operating loss of $4.1 million ($2.6 million net of income taxes) on the sale of the Company’s remaining claim against Northwest Airlines, Inc. (“Northwest”), and by a provision related to Saab aircraft return conditions of $0.4 million ($0.3 million net of income taxes). Excluding these two nonrecurring items, net income was $10.6 million and EPS was $0.44. The Company’s net income and EPS were $13.6 million and $0.62, respectively, for the second quarter of 2006, excluding nonrecurring items. The 2007 financial results reflect the contractual changes in the airline services agreement (the “ASA”) between the Company’s wholly owned subsidiary, Pinnacle Airlines, Inc. (“Pinnacle”), and Northwest that became effective January 1, 2007, as further discussed under “Second Quarter 2007 Financial and Operating Results.”
Second Quarter 2007 Significant Accomplishments
•	Sale of Remaining Northwest Claim — In June 2007, the Company completed the sale of the remainder of its unsecured claim against Northwest for proceeds of $27.7 million. The Company recorded a nonoperating loss of $4.1 million during the second quarter of 2007 related to this claim sale, which lowered second quarter and year-to-date net income and EPS by $2.6 million and $0.11, respectively.

•	Share Repurchase Program — The Company initiated and completed a $30 million share repurchase program during the second quarter. The Company repurchased nearly 1.63 million shares of its outstanding stock at an average price per share of $18.37, reducing the number of common shares outstanding by 7.3%. While the Company completed all of these trades during the second quarter, the repurchase of approximately 0.2 million shares settled in early July.
“Completion of our $30 million share repurchase program is an exciting event for Pinnacle Airlines Corp.,” said Phil Trenary, the Company’s Chief Executive Officer. “With a strong balance sheet and significant growth prospects through the addition of 31 regional aircraft over the next 18 months, we will consider additional share repurchases in the future.”
Second Quarter 2007 Financial and Operating Results
During the second quarter, the Company’s Pinnacle subsidiary completed 109,810 block hours and 67,265 cycles, increases of 6% and 7%, respectively, over the same period in 2006. The primary cause for the increases was the addition of 15 CRJ-200 aircraft to Pinnacle’s operating fleet during the first quarter of 2007. The Company’s Colgan Air, Inc. (“Colgan”) subsidiary completed 30,820 block hours and 29,043 cycles during the second quarter.
The Company’s revenue and operating income for the second quarter were reduced by a performance penalty related to completion factor goals under the ASA. Pinnacle reduced its operating schedule during the spring in reaction to the recent industry-wide pilot shortage. As a result, during the second quarter the Company recorded a performance penalty payable to Northwest of $1.3 million ($0.8 million net of tax). This performance penalty reduced the Company’s second quarter EPS by $0.03. Pinnacle enacted several programs in response to the pilot shortage, and pilot staffing has returned to a level commensurate with Pinnacle’s current operations.
The Company recorded operating revenue of $201.0 million during the second quarter, a decrease of $3.5 million, or 2%, over the same period in 2006. Operating revenue was reduced by approximately $81.4 million for contractual changes in the ASA and by approximately $1.3 million by the ASA performance penalties discussed previously. The increase in Pinnacle’s level of operations accounted for an increase in revenue of approximately $21.7 million. The amortization of net deferred revenue associated with Pinnacle’s ASA also increased revenue by approximately $5.6 million. Finally, the acquisition of Colgan increased the Company’s consolidated revenue by approximately $51.9 million.
Operating income and operating margin for the second quarter of 2007 were $14.8 million and 7.4%, respectively. For the quarter, the Company’s Pinnacle subsidiary achieved an operating margin of 9.1%, while Colgan recorded an operating margin of 2.4%. Consolidated operating income and operating margin for the

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second quarter of 2006 were approximately $19.5 million and 9.5%, respectively. The decrease in Pinnacle’s operating income was primarily attributable to the aforementioned $1.3 million performance penalty and contractual changes under the ASA that became effective January 1, 2007. These contractual changes reduced operating income by approximately $11.0 million for the three months ended June 30, 2007. The reduction in operating income from contractual ASA changes was offset by approximately $5.6 million of amortization of net deferred revenue associated with Pinnacle’s ASA. This amortization is recorded as an increase in operating revenue in the Company’s consolidated statements of income.
Total nonoperating expense for the second quarter was approximately $3.9 million, an increase of approximately $3.1 million as compared to the second quarter of 2006. The increase is primarily attributable to the $4.1 million loss on the sale of the final portion of the Company’s unsecured claim against Northwest, as previously discussed. Interest expense increased by approximately $1.4 million, primarily from the acquisition of Colgan in January 2007. These items were offset by an increase in interest income of approximately $2.2 million due to the Company’s higher balance of cash and short-term investments during the quarter. The Company’s effective tax rate for the quarter was 30.2%. The decrease in the effective tax rate relates to the Company’s purchase of tax exempt investments.
Year-to-Date 2007 Financial and Operating Results
Year-to-date, Pinnacle completed 216,823 block hours and 131,228 cycles, increases of 5% and 6%, respectively, over the same period in 2006. The Company’s Colgan subsidiary completed 55,910 block hours and 49,933 cycles from the acquisition date through the end of the second quarter.
For the first half of 2007, the Company recorded operating revenue of $380.5 million, a decrease of $31.1 million, or 8%, over the same period in 2006. Operating revenue was reduced by approximately $159.7 million for contractual changes in the ASA. The increase in Pinnacle’s level of operations accounted for an increase in revenue of approximately $32.4 million. The amortization of net deferred revenue associated with Pinnacle’s ASA also increased revenue by approximately $10.8 million. The acquisition of Colgan increased the Company’s consolidated revenue by approximately $87.8 million. As discussed above, the Company recorded a year-to-date ASA performance penalty of $2.4 million ($1.5 million net of tax), which reduced the Company’s year-to-date EPS by $0.06.
Operating income and operating margin were $27.6 million and 7.3%, respectively, year-to-date. The contractual changes in the ASA reduced operating income by approximately $21.6 million for the six months ended June 30, 2007. The reduction in operating income from contractual ASA changes was offset by approximately $10.8 million of amortization of net deferred revenue associated with Pinnacle’s ASA. This amortization is recorded as an increase in operating revenue in the Company’s consolidated statements of income. Year-to-date, Pinnacle achieved an operating margin of 9.0%, while Colgan recorded an operating margin of 1.3%. Consolidated operating income and operating margin were approximately $41.0 million and 10.0%, respectively, for the six months ended June 30, 2006.
Net income and EPS for the six months ended June 30, 2007 were $17.0 million and $0.70, respectively. Excluding nonrecurring items related to the Company’s Northwest claim sale noted above and a decrease in Saab return condition accruals of approximately $1.0 million, net income and EPS were $19.0 million and $0.78, respectively, for the six months ended June 30, 2007. Excluding nonrecurring items, net income and EPS for the first half of 2006 were $26.9 million and $1.23, respectively.
Cash and Short-Term Investments
The Company ended the quarter with cash and short-term investments totaling $243.2 million. The Company’s quarter-end cash balance was negatively impacted by the receipt of Pinnacle’s June 30 ASA payment totaling $22.1 million from Northwest on July 2, as June 30 fell on a weekend. The Company’s balance of cash and short-term investments declined by approximately $105 million during the second quarter. During the quarter, the Company paid approximately $52 million in federal income taxes, made pre-delivery payments of approximately $31 million to Bombardier, Inc., repurchased approximately $27 million of treasury stock, repaid net debt totaling approximately $12 million, and made net payments of approximately $4 million for capital expenditures. These cash outflows were offset by cash flow from operations (excluding payments for federal

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income taxes) of approximately $17 million and the proceeds from the exercise of stock options and related tax benefits totaling approximately $3 million.
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 42 Saab 340 and 10 Beech 1900 turboprop regional aircraft.
Non-GAAP Disclosures
This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles (“GAAP”), regarding net income and EPS for the three and six months ended June 30, 2007 and 2006 excluding the loss on sale of unsecured claim, increases and decreases in the provision for losses associated with the bankruptcy filings of Northwest and Mesaba and the nonrecurring charge related to the pilot post-retirement liability. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP. The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.
Forward-Looking Statements
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
For further information, please contact Philip Reed, at (901) 348-4257, or visit our website at www.pncl.com.
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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,
	2007	2006
Operating revenues
Regional airline services	$194,756	$202,811
Other	6,238	1,703

Total operating revenues	200,994	204,514
Operating expenses
Salaries, wages and benefits	50,261	35,593
Aircraft maintenance, materials and repairs	22,775	7,996
Aircraft rentals	35,229	66,031
Aircraft fuel	9,646	27,211
Other rentals and landing fees	15,138	11,223
Ground handling services	24,294	21,765
Commissions and passenger related expense	6,320	913
Depreciation and amortization	2,318	967
Other	19,787	11,972
Provision for increases in losses associated with bankruptcy filings of Northwest and Mesaba	404	1,348

Total operating expenses	186,172	185,019

Operating income	14,822	19,495
Operating income as a percentage of operating revenues	7.4%	9.5%
Nonoperating income (expense)
Interest income	2,882	645
Interest expense	(2,907)	(1,452)
Loss on sale of unsecured claim	(4,144)	—
Miscellaneous income, net	318	23

Total nonoperating expense	(3,851)	(784)

Income before income taxes	10,971	18,711
Income tax expense	3,309	6,820

Net income	$7,662	$11,891

Basic earnings per share	$0.35	$0.54

Diluted earnings per share	$0.32	$0.54

Shares used in computing basic earnings per share	21,752	21,945

Shares used in computing diluted earnings per share	24,240	21,984

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Six Months Ended June 30,
	2007	2006
Operating revenues
Regional airline services	$369,255	$407,816
Other	11,289	3,787

Total operating revenues	380,544	411,603
Operating expenses
Salaries, wages and benefits	97,562	70,020
Aircraft maintenance, materials and repairs	40,323	18,258
Aircraft rentals	68,948	132,062
Aircraft fuel	16,083	53,912
Other rentals and landing fees	29,052	22,474
Ground handling services	48,716	44,124
Commissions and passenger related expense	10,815	1,768
Depreciation and amortization	4,372	1,929
Other	38,074	24,667
Provision for (decreases) increases in losses associated with bankruptcy filings of Northwest and Mesaba	(1,048)	1,365

Total operating expenses	352,897	370,579

Operating income	27,647	41,024
Operating income as a percentage of operating revenues	7.3%	10.0%
Nonoperating income (expense)
Interest income	5,947	1,149
Interest expense	(4,981)	(2,952)
Loss on sale of unsecured claim	(4,144)	—
Miscellaneous income, net	336	51

Total nonoperating expense	(2,842)	(1,752)

Income before income taxes	24,805	39,272
Income tax expense	7,778	14,085

Net income	$17,027	$25,187

Basic earnings per share	$0.78	$1.15

Diluted earnings per share	$0.70	$1.15

Shares used in computing basic earnings per share	21,869	21,945

Shares used in computing diluted earnings per share	24,489	21,979

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$34,457	$705
Short-term investments	208,775	72,700
Receivables	56,654	100,925
Spare parts and supplies, net	15,033	8,061
Prepaid expenses and other assets	19,671	15,003
Deferred income taxes	11,088	—

Total current assets	345,678	197,394
Property and equipment
Flight equipment	86,586	38,436
Other property and equipment	35,399	24,470

	121,985	62,906
Less accumulated depreciation	(23,929)	(21,921)

Net property and equipment	98,056	40,985
Deferred income taxes	73,574	—
Other assets, primarily aircraft deposits	89,016	31,240
Goodwill, net	27,890	18,422
Intangible assets, net	17,950	13,232

Total assets	$652,164	$301,273

Pinnacle Airlines Corp.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Liabilities and stockholders’ equity
Current liabilities
Current maturities of debt and capital leases	$14,428	$—
Bank line of credit	8,375	—
Accounts payable	28,991	18,201
Accrued expenses	64,239	26,190
Income taxes payable	42,592	16,658
Deferred income taxes	—	6,815
Deferred revenue	23,199	—
Senior convertible notes	121,000	121,000
Other current liabilities	20,820	5,980

Total current liabilities	323,644	194,844
Long-term debt, net of current maturities	12,067	—
Capital leases, net of current maturities	4,223	—
Deferred income taxes	—	7,112
Deferred revenue, net of current portion	220,394	—
Other liabilities	1,757	2,296
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, no shares issued	—	—
Series A preferred stock, stated value $100 per share; one share authorized and issued	—	—
Series common stock, par value $0.01 per share; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; 22,370,056 and 22,080,585 shares issued	224	221
Treasury stock, at cost, 1,483,900 shares	(27,222)	—
Additional paid-in capital	89,903	86,152
Retained earnings	27,174	10,648

Total stockholders’ equity	90,079	97,021

Total liabilities and stockholders’ equity	$652,164	$301,273

Pinnacle Airlines Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2007	2006
Cash provided by operating activities	$280,910	$21,101
Cash used in investing activities	(209,682)	(2,878)
Cash used in financing activities	(37,476)	(17,000)

Net increase in cash and cash equivalents	33,752	1,223
Cash and cash equivalents at beginning of period	705	31,567

Cash and cash equivalents at end of period	$34,457	$32,790

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)

	Three Months Ended June 30,
			% Increase
	2007	2006	(Decrease)
	(in thousands, except per share data)
Net Income:
Net income in accordance with GAAP	$7,662	$11,891	(36)%
Add: Loss on sale of unsecured claim, net of related tax	2,644	—	100%
Add: Provision for increases in losses associated with bankruptcy filings of Northwest and Mesaba, net of related tax	258	785	(67)%
Add: Pilot post-retirement liability, net of related tax	—	883	(100)%

Non-GAAP net income	$10,564	$13,559	(22)%

Diluted EPS:
Diluted EPS in accordance with GAAP	$0.32	$0.54	(41)%
Add: Loss on sale of unsecured claim, net of related tax	0.11	—	100%
Add: Provision for increases in losses associated with bankruptcy filings of Northwest and Mesaba, net of related tax	0.01	0.04	(75)%
Add: Pilot post-retirement liability, net of related tax	—	0.04	(100)%

Non-GAAP diluted EPS	$0.44	$0.62	(29)%

	Six Months Ended June 30,
			% Increase
	2007	2006	(Decrease)
	(in thousands, except per share data)
Net Income:
Net income in accordance with GAAP	$17,027	$25,187	(32)%
Add: Loss on sale of unsecured claim, net of related tax	2,635	—	100%
Add: Provision for (decreases) increases in losses associated with bankruptcy filings of Northwest and Mesaba, net of related tax	(666)	866	(177)%
Add: Pilot post-retirement liability, net of related tax	—	883	(100)%

Non-GAAP net income	$18,996	$26,936	(30)%

Diluted EPS:
Diluted EPS in accordance with GAAP	$0.70	$1.15	(39)%
Add: Loss on sale of unsecured claim, net of related tax	0.11	—	100%
Add: Provision for (decreases) increases in losses associated with bankruptcy filings of Northwest and Mesaba, net of related tax	(0.03)	0.04	(175)%
Add: Pilot post-retirement liability, net of related tax	—	0.04	(100)%

Non-GAAP diluted EPS	$0.78	$1.23	(37)%

Pinnacle Airlines Corp.
Operating Statistics (Unaudited)

	CRJ			Turboprop
				Three Months
				Ended
	Three Months Ended June 30,			June 30,
	2007	2006	Change	2007
Other Data:
Revenue passengers (in thousands)	2,643	2,340	13%	415
Revenue passenger miles (in thousands) (1)	1,233,335	1,111,012	11%	77,135
Available seat miles (in thousands)	1,532,510	1,371,539	12%	160,698
Passenger load factor (2)	80.5%	81.0%	(0.5) pts	48.0%
Operating revenue per available seat mile (in cents)	9.73	14.91	(35)%	32.28
Operating costs per available seat mile (in cents)	8.84	13.49	(34)%	31.50
Operating revenue per block hour	$1,358	$1,977	(31)%	$1,683
Operating costs per block hour	$1,234	$1,788	(31)%	$1,643
Block hours	109,810	103,471	6%	30,820
Cycles	67,265	63,053	7%	29,043
Average daily utilization (block hours)	8.68	9.17	(5)%	6.50
Average stage length (miles)	461	467	(1)%	185
Number of operating aircraft (end of period)	139	124	12%	52

	CRJ			Turboprop
				Six Months
				Ended
	Six Months Ended June 30,			June 30,
	2007	2006	Change	2007 (3)
Other Data:
Revenue passengers (in thousands)	4,841	4,355	11%	687
Revenue passenger miles (in thousands) (1)	2,240,500	2,082,817	8%	127,571
Available seat miles (in thousands)	2,965,558	2,713,207	9%	278,876
Passenger load factor (2)	75.6%	76.8%	(1.2) pts	45.7%
Operating revenue per available seat mile (in cents)	9.87	15.17	(35)%	31.47
Operating costs per available seat mile (in cents)	8.98	13.66	(34)%	31.06
Operating revenue per block hour	$1,350	$1,997	(32)%	$1,570
Operating costs per block hour	$1,228	$1,798	(32)%	$1,549
Block hours	216,823	206,068	5%	55,910
Cycles	131,228	124,318	6%	49,933
Average daily utilization (block hours)	8.81	9.18	(4)%	6.65
Average stage length (miles)	459	470	(2)%	184
Number of operating aircraft (end of period)	139	124	12%	52
(1) Revenue passenger miles represents the number of miles flown by revenue passengers.
(2) Passenger load factor equals revenue passenger miles divided by available seat miles.
(3) The Company purchased Colgan on January 18, 2007. The “six months ended” for turboprops implies the period from the date of purchase of Colgan through June 30, 2007. We did not operate turboprops during 2006.
The Company had 5,280 employees as of June 30, 2007, an increase of 48% over the 3,567 employees as of June 30, 2006.